PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	FEBRUARY 2, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NEW YORK 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

HARRIS & HARRIS GROUP NOTES NEOPHOTONICS IPO

Harris & Harris Group, Inc., (NASDAQ: TINY) noted today that NeoPhotonics Corporation has priced its initial public offering (IPO) of 7,500,000 shares of common stock at $11 per share.

Harris & Harris Group first invested in NeoPhotonics in 2003.  As of September 30, 2010, the most recent date on which Harris & Harris Group valued its investment in NeoPhotonics, our preferred convertible shares were valued at $6,745,442.  Prior to the IPO, Harris & Harris Group’s preferred shares of NeoPhotonics converted into approximately 400,900 shares of common stock.  Harris & Harris Group purchased an additional 50,000 shares of common stock in the IPO.

NeoPhotonics is a developer and vertically integrated manufacturer of photonic integrated circuit (PIC) based components, modules and subsystems for use in telecommunications networks.  The company's products include active semiconductor, passive PLC and MEMS multi-dimensional switching functions in a single product.  This integration is enabled by nanomaterials and nanoscale design and fabrication technologies.  NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley and Shenzhen, China.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems. Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.